77 E
LEGAL PROCEEDINGS

Since October 2003, Federated and related entities (collectively, "Federated"), and various Federated funds ("Funds"), have been named as defendants in several class action lawsuits now pending in the United
States District Court for the District
of Maryland. The lawsuits were purportedly filed on behalf of people who purchased, owned and/or redeemed shares of
Federated-sponsored mutual funds during
specified periods beginning November 1, 1998.
The suits are generally similar in
alleging that Federated engaged in illegal and improper trading practices including market timing and late trading in concert with certain institutional traders, which allegedly caused financial injury to the mutual fund shareholders. These lawsuits began to be filed shortly after Federated's first public announcement that it had received requests for information on shareholder trading activities in the Funds from the SEC, the Office of the New York
State Attorney General ("NYAG"),
and other authorities. In that regard, on November 28, 2005, Federated announced that it had reached final settlements with the SEC and the NYAG with respect to those matters. Specifically, the SEC and NYAG settled proceedings against three Federated subsidiaries involving undisclosed market timing arrangements and late trading.
The SEC made findings: that
Federated Investment Management Company
("FIMC"), an SEC-registered investment
adviser to various Funds, and Federated
Securities Corp., an SEC-registered
broker-dealer and distributor for the Funds, violated provisions of the Investment
Advisers Act and Investment Company Act
by approving, but not disclosing, three
market timing arrangements, or the
associated conflict of interest between
FIMC and the funds involved in the arrangements, either to other fund shareholders or to the funds' board; and that Federated
Shareholder Services Company, formerly an
SEC-registered transfer agent, failed
to prevent a customer and a Federated employee from late trading in violation of provisions of the Investment Company
Act. The NYAG found that such conduct
violated provisions of New York State law.
Federated entered into the settlements
without admitting or denying the regulators' findings. As Federated previously reported in 2004, it has already paid approximately $8.0 million to certain funds as determined by an independent consultant.
As part of these settlements,
Federated agreed to pay disgorgement and a civil money penalty in the aggregate amount of an additional $72 million and, among other things, agreed that it would not serve as investment adviser to any registered investment company unless (i) at least 75% of the fund's directors are independent of Federated,
(ii) the chairman of each such fund is
independent of Federated, (iii) no action may be taken by the fund's board or any committee thereof unless approved by a majority of the independent trustees of the fund or committee, respectively, and (iv) the fund appoints a "senior officer" who reports to the independent trustees and is responsible for monitoring compliance by the fund with applicable laws and fiduciary duties and for managing the process by which management fees charged to a fund are approved. The settlements are described in Federated's announcement which, along with previous press releases and related communications on those matters, is available in the "About Us" section of Federated's website at FederatedInvestors.com.
Federated and various Funds have also
been named as defendants in several
additional lawsuits, the majority of which are now pending in the United States
District Court for the Western
District of Pennsylvania, alleging,
among other things,
excessive advisory and Rule 12b-1 fees.
The board of the Funds has retained the
law firm of Dickstein Shapiro LLP to
represent the Funds in these lawsuits.
Federated and the Funds, and their
respective counsel, are reviewing the
allegations and intend to defend
this litigation.
Additional lawsuits based upon similar
allegations may be filed in the future.
The potential impact of these lawsuits, all of which seek unquantified damages, attorneys' fees, and expenses, and future potential similar suits is uncertain. Although we do not believe that these lawsuits will have a material adverse effect on the Funds, there can be no assurance that these suits, ongoing adverse publicity and/or other developments resulting from the regulatory investigations will not result in increased Fund redemptions, reduced sales of Fund shares, or other adverse consequences for the Funds.